Rule 424 (b) (3)
Registration No.: 333-275151

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

Medium-Term Notes, Series D
Due Nine Months or More from Date of Issue

Trade Date	August 12, 2026
Pricing Supplement No.	10642
Pricing Supplement Date	August 12, 2026
Prospectus Supplement Date	October 27, 2023
Base Prospectus Date	October 24, 2023

Principal Amount	$2,000,000.00
Issue Price	100% of Principal Amount
Original Issue Date	August 15, 2026
Maturity Date	August 15, 2027
Interest Rate	4.13% per annum
Regular Record Dates	Each January 1 and July 1
Interest Payment Dates	Each January 15 and July 15
Redemption Date	None
Agents Commission	None
Form of Note: (Book-Entry or Certificated)	Certificated
Other Terms	None

Medium-Term Notes, Series D may be issued by the Company in an unlimited aggregate principal amount.

Validity of the Medium-Term Note

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